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                                   EXHIBIT 4.1


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                 FIFTH AMENDMENT TO THE NOTE PURCHASE AGREEMENT

                  This Fifth Amendment to the Note Purchase Agreement (this "Fifth Amendment") dated as of December 21, 1999 between ATCHISON CASTING CORPORATION (the "Company") and TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA (the "Holder");

                              W I T N E S S E T H:

                  WHEREAS, the Company and the Holder have heretofore executed and delivered a Note Purchase Agreement dated as of July 29, 1994 (as amended by the First Amendment, the Second Amendment, the Third Amendment, the Letter Agreement and the Fourth Amendment described below, the "Note Purchase Agreement") pursuant to which the Holder purchased $20,000,000 in aggregate principal amount of the Company's 8.44% Senior Notes due July 29, 2004 (the "Notes"); and

                  WHEREAS, the Company and the Holder have heretofore executed and delivered a First Amendment to the Note Purchase Agreement dated as of March 8, 1996 (the "First Amendment"); and

                  WHEREAS, the Company and the Holder have heretofore executed and delivered a Second Amendment to the Note Purchase Agreement dated as of May 24, 1996 (the "Second Amendment"); and

                  WHEREAS, the Company and the Holder have heretofore executed and delivered a Third Amendment to the Note Purchase Agreement dated as of April 3, 1998 (the "Third Amendment"); and

                  WHEREAS, the Company and the Holder have heretofore executed and delivered a Letter Agreement to the Note Purchase Agreement dated as of October 12, 1998 (the "Letter Agreement"); and

                  WHEREAS, the Company and the Holder have heretofore executed and delivered a Fourth Amendment to the Note Purchase Agreement dated as of October 20, 1999 (the "Fourth Amendment"); and

                  WHEREAS, the parties hereto desire to further amend the Note Purchase Agreement to enable the Company to issue up to $35,000,000 of Debt to General Electric Capital Corporation or its assignees ("GE Capital Corporation") pursuant to documentation acceptable to the Holder (the "GE Financing") and to make certain other amendments to the Note Purchase Agreement as provided herein;


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                  NOW, THEREFORE, for good and valuable consideration the
receipt of which is hereby acknowledged, the parties hereto agree that the Note Purchase Agreement shall be and hereby is amended as follows:

         A. 1. SECTION 6.1 of the Note Purchase Agreement is hereby amended : (i) by deleting subsection (c) in its entirety and substituting in lieu thereof:

                  "RATIO OF CONSOLIDATED TOTAL DEBT TO TOTAL CAPITALIZATION. The Company will not on any date permit Consolidated Total Debt to exceed 55% of Total Capitalization."

 (ii) by deleting subsection (d) in its entirety; and

 (iii) by deleting subsection (e) in its entirety and replacing in lieu thereof:

                  "FIXED CHARGE COVERAGE RATIO. The Company will not, as of the last day of any fiscal quarter of the Company, permit the Fixed Charge Coverage
Ratio:

                  (i) for the period from and including December 31, 1999 to and including March 30, 2000, to be less than 1.10;

                  (ii) for the period from and including March 31, 2000 to and including March 30, 2001, to be less than 1.25; and

                  (iii) for the period from and including March 31, 2001 and thereafter, to be less than 1.50."



                  2. SECTION 6.4 of the Note Purchase Agreement is hereby amended by: (i) (x)deleting the word "and" at the end of subsection (g); (y) replacing the "." at the end of subsection (h)(iv) with "; and"; and (z) inserting after subsection (h) the following subsection (i):

                  (i) Liens upon certain assets and real estate of the Company as approved by the Holder located in Atchison, Kansas and St. Joseph, Missouri securing the GE Financing.

         and (ii) by replacing the "(h)" in the third line of the last paragraph with "(i)".

                  3. The definition of "FIXED CHARGES" appearing in SECTION 9.1 of the Note Purchase Agreement is hereby amended in its entirety and as so amended shall read as follows:


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                  "FIXED CHARGES: as applied to any Person for any period, the sum of (a) Interest Expense of such Person for such period, PLUS (b) the aggregate amount of Current Maturities, PLUS (c) 15% of the aggregate principal amount of revolving loans issued pursuant to the Credit Agreement outstanding on the last day of such period; PROVIDED that if the Company obtains a commitment from GE Capital Corporation in form and substance acceptable to the Holder by no later than December 22, 1999 to extend to the Company the GE Financing on or prior to January 31, 2000, clause (c) shall only be effective from and after July 1, 2000; PROVIDED FURTHER that if GE Capital Corporation does not advance the GE Financing on or prior to January 31, 2000, clause (c) above shall be effective for all calculations at all times after October 1, 1999. "

         B. The Company hereby represents and warrants to the Holder that the representations and warranties with respect to the Company contained in the Note Purchase Agreement as updated hereby by Schedules 7.19, II, III, IV, V and VI attached hereto are true and correct in all material respects and the Holder shall be entitled to rely on such representations and warranties as if they were made to the Holder in this Amendment as of the date hereof.

         C. This Fifth Amendment shall become effective upon execution and delivery of this Fifth Amendment.

         This Fifth Amendment may be executed in any number of counterparts and by each party hereto on separate counterpart signature pages, each of which when so executed shall be an original but all of which shall constitute one and the same instrument. Except as specifically amended and modified hereby, all of the terms and conditions of the Note Purchase Agreement shall remain unchanged and in full force and effect. All references to the Note Purchase Agreement in any document shall be deemed to be references to the Note Purchase Agreement as amended hereby. All capitalized terms used herein without definition shall have the same meaning herein as they have in the Note Purchase Agreement.


         This Fifth Amendment shall be construed and governed by and in accordance with the laws of the State of New York.

                  Dated as of the date first above written.


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                            ATCHISON CASTING CORPORATION



                            By /s/ Kevin T. McDermed
                              ---------------------------------
                              Name: Kevin T. McDermed
                              Title: V.P. & Treasurer



                            TEACHERS INSURANCE AND ANNUITY
                                ASSOCIATION OF AMERICA



                            By /s/ Loren S. Archibald
                              ---------------------------------
                              Name: Loren S. Archibald
                              Title: Managing Director Private Placements


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